CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus and Prospectus Supplement constituting part of this Post-Effective Amendment No. 5 to the Registration Statement No. 333-17639 on Form S-6 of (1) our report dated February 8, 1999 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1998, and
(2) our report dated February 8, 1999 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1998, which reports appear in the Prospectus and Prospectus Supplement. We also consent to the references to us under the headings "Financial Statements of Separate Account FP and Equitable Life" in the Prospectus and "Financial Statements" in the Prospectus Supplement.


/s/ PricewaterhouseCoopers LLP
------------------------------
    PricewaterhouseCoopers LLP
    New York, New York